UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 15, 2013

United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia  30512
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01	Other Events

On March 11, 2013, the United States Department of Treasury (“Treasury”), the holder of all 180,000 shares of outstanding Fixed Rate Cumulative Preferred Stock, Series B (the “Securities”), issued by United Community Banks, Inc. (the “Company”), announced that it had auctioned the Securities in a private transaction with unaffiliated third party investors. The Company received no proceeds from this transaction. The clearing price in the auction was $962.50 per share of the Securities (which have a $1,000 liquidation preference). The closing of the sale of the Securities offered in the auction is expected to occur on or about March 28, 2013.

The sale of the Securities has no effect on the terms of the outstanding Securities, including the Company’s obligation to satisfy accrued and unpaid dividends prior to payment of any dividend or other distribution to holders of junior stock, including the Company’s common stock, and an increase in the dividend rate from 5% to 9%, effective December 15, 2013 and commencing with the dividend payment on February 15, 2014. Further, the sale of the Securities will have no effect on the Company’s capital, regulatory capital, financial condition or results of operations. Upon the closing of the sale of the Securities, the Company generally will not be subject to various executive compensation and corporate governance requirements to which participants in Treasury’s Capital Purchase Program were subject while Treasury held the Securities.

The sale of Securities did not include the sale of a warrant to purchase 219,909 shares of the Company’s common stock at an exercise price of $61.40, which Treasury will continue to hold and may sell in its discretion, subject to applicable securities laws and the Company’s right to repurchase the warrant at fair market value under the terms of the Company’s agreements with Treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

	By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
Chief Financial Officer

Date: March 15, 2013